Exhibit 10.16

Notice of Grant

Babcock & Wilcox Long-Term Incentives

[Date]

TO: [Name]

The Company is pleased to advise that you have been granted long-term incentives as follows:

Date of Grant:

Performance Restricted Stock Units Granted:

Restricted Stock Units Granted:

Non Qualified Stock Options Granted:	@

By your signature below, you agree that these incentives are granted under and governed by the terms and conditions of the 2010 Long-Term Incentive Plan of The Babcock & Wilcox Company (as amended and restated to date, the “Plan”), and the 2013 B&W Restricted Stock Units, Stock Options and Performance Restricted Stock Units Agreements, which are attached to and made a part of this document. A copy of the Plan and the Prospectus relating to the stock issued under the Plan can be found at http://equityawardcenter.schwab.com under the “At a Glance/My Company Info” tab in your Schwab account. The Plan and Prospectus are incorporated by reference and made a part of this document. If you would like to receive a copy of either the Plan or Prospectus, please contact              at [telephone number] or [email].

Please acknowledge (1) your receipt and acceptance of this Notice of Grant and accompanying long-term incentives and (2) your agreement with the terms contained in the Grant Agreement governing such long-term incentives, by signing both this Notice and the enclosed copy hereof and returning one such signed copy to The Babcock & Wilcox Company at The Harris Building, 13024 Ballantyne Corporate Place, Charlotte, NC 28277, Attention: [Name], and marked “Personal and Confidential.” Your long-term incentives will not be effective until you return a signed copy of this Notice. Please do so no later than 30 days from the date of the Notice.

Date:
[Name]